CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 26, 2007, relating to the financial statements and financial highlights of Bogle Investment Management Small Cap Growth Fund, Marvin & Palmer Large Cap Growth Fund, Schneider Small Cap Value Fund, and Schneider Value Fund, which appear in the August 31, 2007 Annual Reports to Shareholders of the aforementioned portfolios of The RBB Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 27, 2007